Exhibit (1) - Statement Re:  Computation of Per Share Earnings


                                 BEN & JERRY'S HOMEMADE, INC.
                           COMPUTATION OF NET INCOME PER COMMON SHARE


                                 Thirteen weeks ended
                                   4/1/95     3/26/94

Primary:
Average shares outstanding               7,164,454   7,144,629
Net effect of dilutive stock options -
   based on the treasury stock
   method using average
   market price                             13,396           -

Totals                                   7,177,850   7,144,629
Net Income                                $911,450    $901,735
Per share amount                             $0.13       $0.13


Fully diluted:
Average shares outstanding               7,164,454   7,144,629
Net effect of dilutive stock options -
   based on the treasury stock
   method using quarter-end
   market price which is greater
   than average market price                17,154           -

Totals                                   7,181,608   7,144,629
Net Income                                $911,450    $901,735
Per share amount                             $0.13       $0.13